Exhibit 23.1



INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of ConAgra Foods, Inc. and subsidiaries on Form S-8 of our reports dated July 14, 2000, appearing in and incorporated by reference in the Annual Report on Form 10-K of ConAgra Foods, Inc. (formerly ConAgra, Inc.) and subsidiaries for the year ended May 28, 2000.

/s/  Deloitte & Touche LLP

DELOITTE & TOUCHE LLP
Omaha, Nebraska
September 28, 2000